UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 6, 2011

CONCEPTUS, INC.

(Exact name of registrant as specified in charter)

Delaware	000-27596	94-3170244
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

331 East Evelyn Avenue

Mountain View, CA 94041

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (650) 962-4000

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

(a) Termination of Credit Agreement. On December 8, 2011, Conceptus, Inc. (the “Company”) agreed to terminate its credit agreement with Wells Fargo Bank, National Association dated August 25, 2011 (the “Credit Agreement”), which provided for a revolving line of credit of up to $50.0 million. As the Company determined that it would not be able to comply with certain financial covenants under the Credit Agreement, the Company decided to terminate the Credit Agreement, without prepayment penalty, and avoid continuing to pay commitment fees thereunder. At the time of termination, there had been no draws to date under the Credit Agreement and there were no amounts outstanding.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation of Mark Sieczkarek. Mark Sieczkarek has notified the Board of Directors (the “Board”) of the Company of his resignation from the Board and from his position as President and Chief Executive Officer of the Company, effective December 8, 2011.

(c) Appointment of Keith Grossman as President and Chief Executive Officer. On December 8, 2011, the Company announced the appointment of Keith Grossman, age 51, to serve as the Company’s President and Chief Executive Officer, effective December 8, 2011.

Prior to joining the Company, Mr. Grossman served as a managing director at Texas Pacific Group (“TPG”), a private equity firm, leading TPG’s medical device venture investment effort, from September 2007 to December 2011. From January 1996 to January 2006, Mr. Grossman served as the president and chief executive officer of Thoratec Corporation. Prior to joining Thoratec, Mr. Grossman was a division president of Major Pharmaceuticals, Inc. from June 1992 to September 1995, at which time it was sold. From July 1988 to June 1992, Mr. Grossman served as the vice president of sales and marketing for the Calcitek division of Sulzermedica (formerly Intermedics, Inc.). Prior to 1988, Mr. Grossman held various sales and marketing management positions within the McGaw Laboratories Division of American Hospital Supply Corporation. Mr. Grossman serves on the boards of directors of Thoratec and several private medical product companies, and previously served on the boards of directors of Intuitive Surgical, Inc. and Kyphon, Inc. Mr. Grossman received a BS in life sciences from The Ohio State University and an MBA from Pepperdine University.

Under the terms of an employment agreement entered into between the Company and Mr. Grossman on December 6, 2011 (the “Employment Agreement”), Mr. Grossman will receive an initial annual base salary of $525,000, and he will be eligible for an annual performance-based bonus opportunity with a target achievement of 90% of his annual base salary and a maximum achievement of 150% of his annual base salary. Commencing in February 2013, Mr. Grossman will also be eligible to receive an annual performance-based grant of equity awards in accordance with the Company’s policies as in effect from time to time, which shall be a combination of stock appreciation rights (“SARs”) and restricted stock units (“RSUs”). These annual equity awards will be granted based on the achievement of certain performance goals with a target Black Scholes valuation, assuming achievement of the goals and in combination with other elements of his total compensation, at the 75th percentile of the range of total compensation paid by the Company’s peer group. In addition, the Company will grant to Mr. Grossman, as inducement for commencing employment with the Company, an award of SARs and an award of RSUs. If approved by the compensation committee, these SARs and RSUs will be granted without stockholder approval pursuant to Nasdaq Listing Rule 5635(c)(4) and will consist of the following: (i) 600,000 SARs with an exercise price equal to the closing price of the Company’s common stock on the grant date, a seven-year term and four-year vesting at a rate of 12.5% on June 8, 2012 and 1/48th monthly over the next 42 months and (ii) 150,000 RSUs with four-year vesting at a rate of 25% on each anniversary of December 8, 2011; subject to Mr. Grossman’s continued service to the Company through each applicable vesting date of the SARs and RSUs. In addition, the vesting and, if applicable, the exercisability of the SARs and RSUs will be automatically accelerated in the event of a Change in Control (as defined in the Employment Agreement).

The Employment Agreement provides that if the Company terminates Mr. Grossman’s employment without Cause or Mr. Grossman resigns for Good Reason (each as defined in the Employment Agreement), Mr. Grossman will be entitled to receive: (1) a lump sum cash payment equal to (i) 150% of his annual base salary plus (ii) 100% of his annual performance-based bonus opportunity assuming achievement of performance goals at 100% of target, and (2) continued healthcare coverage for up to one year following such termination or resignation. In the event such termination without Cause or resignation for Good Reason occurs within 74 days before and 24 months after a Change in Control, Mr. Grossman will instead be entitled to receive: (1) a lump sum cash payment equal to (i) 250% of his annual base salary if his employment is terminated before December 8, 2014, or 200% of his annual base salary thereafter, plus (ii) 250% of his annual performance-based bonus opportunity if his employment is terminated before December 8, 2014, or 200% of his annual performance-based bonus opportunity thereafter, assuming achievement of performance goals at 100% of target, and (2) continued healthcare coverage for up to 30 months following such termination or resignation if his employment is terminated before December 8, 2014, or 24 months thereafter. Each of the foregoing severance benefits shall be subject to Mr. Grossman’s delivery of a release of claims against the Company and its affiliates that becomes effective and irrevocable within 60 days after his termination or resignation.

The Employment Agreement contains non-competition and non-solicitation covenants that apply during the employment term and, with respect to certain non-solicitation covenants, within the one-year period following the term of the Employment Agreement, as well as perpetual confidentiality and non-disparagement covenants. The Employment Agreement provides for an initial three-year term, which will be automatically renewed for additional one-year periods unless notice of non-renewal is provided by the Company or Mr. Grossman.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by the text of the agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

In connection with Mr. Grossman’s appointment, the Company and Mr. Grossman intend to enter into the Company’s standard indemnity agreement, the form of which was filed as Exhibit 10.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

A copy of the press release announcing the above management changes is attached hereto as Exhibit 99.1 and incorporated herein by reference.

(d) Appointment of Keith Grossman as Director. Effective December 8, 2011, the Board appointed Mr. Grossman to the Board to serve as a Class I director. Mr. Grossman’s insights into the Company’s challenges, opportunities and operations due to his position as the Company’s President and Chief Executive Officer, together with his considerable executive leadership experience in the medical technology industry and service on boards of both public and private medical technology companies, led the Board to conclude that he should serve as a director. Mr. Grossman’s current term as a director will expire at the annual meeting of stockholders to be held in 2013 or upon his earlier death, resignation or removal. Mr. Grossman was appointed to fill the vacancy created by Mr. Sieczkarek’s resignation.

A copy of the press release announcing Mr. Grossman’s appointment to the Board is attached hereto as Exhibit 99.1 and incorporated herein by reference.

(e) Separation Agreement with Mark Sieczkarek. In connection with his departure, Mr. Sieczkarek and the Company entered into a general release and separation agreement (the “Separation Agreement”) on December 7, 2011, pursuant to which Mr. Sieczkarek will receive (i) a lump sum cash payment equal to $1,500,000, less applicable withholding taxes, which constitutes 150% of his base salary plus target bonus, to be paid on June 9, 2012; (ii) continued healthcare and life insurance coverage and other benefit plans and programs of the Company for up to 18 months following his separation from service; (iii) a lump sum cash payment of $15,000 intended to offset costs of outplacement assistance services; and (iv) reimbursement of up to $5,000 of reasonable attorneys’ fees and expenses incurred in connection with his separation from service.

The Separation Agreement also provides for, effective December 8, 2011, the accelerated vesting and, if applicable, lapse of all restrictions of any options, SARs, RSUs and shares of restricted stock held by Mr. Sieczkarek that would have vested had Mr. Sieczkarek remained employed with the Company through June 8, 2013. All remaining unvested equity awards shall remain outstanding until December 8, 2012 (or, if earlier, the original expiration date) and the vesting and, if applicable, exercisability of such unvested equity awards shall automatically accelerate in the event of a Change in Control (as defined in the Separation Agreement) on or prior to December 8, 2012. All vested stock options and SARs held by Mr. Sieczkarek (after giving effect to the foregoing acceleration provisions) shall remain exercisable until December 8, 2013 (or, if earlier, the original expiration date).

The Separation Agreement contains a general release of claims against the Company, which Mr. Sieczkarek must not revoke in order to be eligible for the foregoing severance benefits. The Separation Agreement also contains perpetual confidentiality, non-disparagement and cooperation covenants.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by the text of the agreement, which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On December 8, 2011, the Company issued a press release announcing updated earnings guidance for the fiscal year ending December 31, 2011. A copy of the press release is attached hereto as Exhibit 99.2 and incorporated herein by reference.

The information in this Item 7.01, including Exhibit 99.2, is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liability of that Section, nor shall such information be deemed to be incorporated by reference in any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as otherwise stated in such filing.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Employment Agreement between the Company and Keith Grossman dated December 6, 2011.

10.2	General Release and Separation Agreement between the Company and Mark Sieczkarek dated December 7, 2011.

99.1	Press Release dated December 8, 2011 – Conceptus® Appoints D. Keith Grossman President and Chief Executive Officer.

99.2	Press Release dated December 8, 2011 – Conceptus® Updates 2011 Financial Guidance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONCEPTUS, INC. (Registrant)

Dated: December 9, 2011	By:	/s/ Gregory E. Lichtwardt
Gregory E. Lichtwardt
Executive Vice President, Treasurer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement between the Company and Keith Grossman dated December 6, 2011.

10.2	General Release and Separation Agreement between the Company and Mark Sieczkarek dated December 7, 2011.

99.1	Press Release dated December 8, 2011 – Conceptus® Appoints D. Keith Grossman President and Chief Executive Officer.

99.2	Press Release dated December 8, 2011 – Conceptus® Updates 2011 Financial Guidance.